Exhibit 10.16

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

Execution Version

Final Execution Copy

UNIVERSITY Of PENNSYLVANIA

Patent License Agreement

This Patent License Agreement (this “Agreement”) is between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and Spark Therapeutics, Inc., a Delaware corporation (“Company”). This Agreement is being signed on December 2, 2014 (the “Execution Date”). This Agreement will become effective on December 2, 2014(the “Effective Date”).

BACKGROUND

Penn owns certain intellectual property developed by Drs. Jean Bennett and Jeannette Bennicelli of Penn’s Perelman School of Medicine. The intellectual property relates to certain proviral plasmids that are useful in the manufacture of certain gene therapy products for the treatment of Choroideremia (CHM). Penn owns certain patent applications for letters patent relating to the intellectual property as set forth in Exhibit A below. Company desires to obtain an exclusive license under the aforementioned patent rights and related intellectual property for purposes of manufacturing Licensed Products (as defined herein). Penn has determined that the exclusive commercial exploitation of the patent rights and related intellectual property by Company is in the best interest of the Institution and is consistent with its educational and research missions and goals.

In consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the parties agree as follows:

1. LICENSE

1.1 License Grant. Penn grants to Company an exclusive, world-wide license (the “License”) to make, have made, use, import, offer for sale and sell Licensed Products in the Field of Use during the Term (as such terms may be defined in Sections 1.2 and 6.1). The License includes the right to sublicense as permitted by this Agreement. Notwithstanding anything to the contrary in this Agreement, the License does not include the right to, and Company, its Affiliates and sublicensees shall not, offer for sale, sell or otherwise transfer to any third party proviral plasmids covered by the Patent Rights, other than the transfer for the sole purpose of manufacturing or testing Licensed Product(s) pursuant to a written fee for service agreement which prohibits such service provider from offering for sale, selling, distributing or otherwise transferring such proviral plasmids to any third party. No other rights or licenses are granted by Penn.

1.2 Related Definitions. The term “Licensed Products” means products that are made, made for, used, imported offered for sale or sold by Company or its Affiliates or sublicensees and that would (i) in the absence of the License, infringe (or, in the case of pending patent applications, upon issuance, would infringe) at least one unexpired claim of the Patent Rights or (ii) use a process or machine covered by a claim of Patent Rights, whether the claim is issued or pending. The term “Patent Rights” means all of Penn’s patent rights represented by or issuing from: (a) the United States patents and patent applications listed in Exhibit A; (b) any continuation, divisional and re-issue applications of (a); and (c) any foreign counterparts and extensions of (a) or (b). The term “Affiliate” means a legal entity that is controlling, controlled by or under common control with Company and that has executed either this Agreement or a written joinder agreement agreeing to be bound by all of the terms and conditions of this Agreement. For purposes of this Section 1.2, the word “control” means (x) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity. The term “Field of Use” means research, development, manufacture and commercialization for the diagnosis, treatment, amelioration and prevention of Choroideremia (CHM). For clarity Field of Use shall not include sale of proviral plasmids covered by the Patent Rights.

1.3 Reservation of Rights by Penn. Penn reserves the right to use, and to permit other non-commercial entities to use, the Patent Rights for educational and research purposes.

1.4 U.S. Government Rights. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

1.5 Sublicense Conditions. The Company’s right to sublicense granted by Penn under the License is subject to each of the following conditions:

(a) In each sublicense agreement, Company will (i) prohibit the sublicensee from further sublicensing under the License , provided that such prohibition shall not apply to further sublicensing by any entity that (together with its affiliates) had [**] U.S. dollars or more in worldwide drug product revenues in the calendar year most recently completed as of the grant of the sublicense; and (ii) require the sublicensee to comply with the terms and conditions of this Agreement applicable to sublicensees. For purposes of Sections 1.5 (a) and (c) and 13.5, “affiliates” shall mean a legal entity that is controlling, controlled by or under common control with sublicensee. For purposes of these Sections, the word “control” means (x) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity.

(b) Within [**] days after Company enters into a sublicense agreement, Company will deliver to Penn a complete and accurate copy of the entire sublicense agreement written in the English language. Penn’s receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of Penn or obligation of Company under this Agreement.

(c) In the event that Company causes or experiences a Trigger Event (as defined in Section 6.4), all payments due to Company from its Affiliates or sublicensees under the sublicense agreement will, upon notice from Penn to such Affiliate or sublicensee, become payable directly to Penn for the account of Company and, subject to such notice and (except with respect to any sublicensee that is an entity that (together with its affiliates) had [**] U.S. dollars or more in worldwide drug product revenues in the calendar year most recently completed as of the grant of the sublicense, for which such consent shall not be required) the written consent of Penn, any sublicenses granted to any such Affiliate or sublicensee shall, subject to such continued payments, remain in effect. Upon receipt of any such funds, Penn will remit to Company the amount by which such payments exceed the amounts owed by Company to Penn. If Penn does not consent to survival of any sublicenses, then (except with respect to any sublicensee that is an entity that (together with its affiliates) had [**] U.S. dollars or more in worldwide drug product revenues in the calendar year most recently completed as of the grant of the sublicense, for which such consent shall not be required) they terminate along with this Agreement according to Section 6.3.

(d) Company’s execution of a sublicense agreement will not relieve Company of any of its obligations under this Agreement. Company is primarily liable to Penn for any act or omission of an Affiliate or sublicensee of Company that would be a breach of this Agreement if performed or omitted by Company, and Company will be deemed to be in breach of this Agreement as a result of such act or omission.

1.6 No License by Implication. Nothing in this Agreement confers by estoppel, implication or otherwise, any license or rights under any Penn patent other than the Patent Rights, regardless whether such patents are dominant or subordinate to the Patent Rights. Nothing in this Agreement confers by estoppel, implication or otherwise, any license or rights under any Company patent, regardless whether such patents are dominant or subordinate to the Patent Rights, or any authorization under any regulatory approval or orphan drug designation held by Company.

2. DILIGENCE

2.1 Development Plan. Within [**] days of the Effective Date, Company will deliver to Penn, a copy of an initial development plan for the Patent Rights (the “Development Plan”). The purpose of the Development Plan is (a) to demonstrate Company’s capability to bring the Patent Rights to commercialization, (b) to project the timeline for completing the necessary tasks, and (c) to measure Company’s progress against the projections. Thereafter, Company will deliver to Penn an annual updated Development Plan no later than [**] of each year during the Term. The Development Plan will include, at a minimum, the information listed in Exhibit B.

2.2 Company’s Efforts. Company will use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products in a manner consistent with the Development Plan.

2.3 Diligence Events. The Company will use commercially reasonable efforts to achieve each of the diligence events by the applicable completion date listed in the table below for the first Licensed Product.

DILIGENCE EVENT	COMPLETION DATE
[**]	[	**]
[**]	[	**]
[**]	[	**]
[**]	[	**]

[**].

2.4 Diligence Resources. Until the [**], Company will expend resources in the development and commercialization of the Licensed Products of amounts not less than the diligence minimums specified in the table below in each 12-month period following the Effective Date. If Company’s total expenditures for development and commercialization of Licensed Products in any 12-month period do not meet or exceed the applicable diligence minimum, then Company will pay to Penn the amount of the shortfall. Company will make any payments of the shortfall to Penn within together with the next Development Plan due to Penn under Section 2.1.

ANNIVERSARY:	First		Second		Third and thereafter
LICENSE DILIGENCE FEE:	[	**]	[	**]	[	**]

3 FEES AND ROYALTIES

Initiation Fee. In partial consideration for the License, Company will issue to Penn, in lieu of a license initiation fee, 1,000,000 shares of Company restricted common stock (the “Initiation Fee Shares”), which Initiation Fee Shares shall vest on the following schedule:

[**]

[**]

[**]

[**]

[**]

In the event that the Agreement is terminated, for any reason other than Failure (as defined below) of the CHM Program, all of the remaining Initiation Fee Shares shall vest immediately. In the event that the Agreement is terminated as a result of a Failure of the CHM Program, fifty percent (50%) of all remaining Initiation Fee Shares shall vest immediately. The term “Failure” means (i) failure to meet safety study evaluation requirements as set forth in the protocol or (ii) the absence of any clinically meaningful benefit under the CHM Program as set forth in the applicable clinical protocol, in each case as documented in the written notice of termination. Any dispute relating to such termination for Failure, shall be determined in accordance with Section 13.11. Notwithstanding the foregoing, in the event that the Agreement is not otherwise terminated on or before the tenth anniversary of the Effective Date, all of the remaining Initiation Fee Shares shall fully vest upon such 10th anniversary date. The issuance of equity to Penn will be pursuant to a common stock purchase and restricted stock agreement, an Adoption Agreement to that certain Company Voting Agreement, the forms of which are attached as Exhibits C and D (the “Equity Documents”).

3.1 License Maintenance Fees. In partial consideration of the License, Company will pay to Penn, on each anniversary of the Effective Date until the first Commercial Sale (as defined in Section 3.3) of the first Licensed Product, the applicable license maintenance fee listed in the table below. Such license maintenance fees shall be creditable toward earned Royalties payable by Company in accordance with Section 3.4 below.

ANNIVERSARY:	First		Second		Third		Fourth and thereafter
LICENSE MAINTENANCE FEE:	[	**]	[	**]	[	**]	[	**]

3.2 Milestone Payments. In partial consideration of the License, Company will pay to Penn the applicable milestone payment listed in the table below within [**] days after achievement of each milestone event for each Licensed Product, regardless of whether such milestone was achieved by Company, its Affiliates or sublicensees. Company will provide Penn with written notice within [**] days after achieving each milestone for each Licensed Product.

MILESTONE	PAYMENT
[**]	[	**]
[**]	[	**]
[**]	[	**]
[**]	[	**]
[**]	[	**]
[**]	[	**]
[**]	[	**]

[**]

The term “European Union” means the European Union as it is constituted as of the time of the relevant First Commercial Sale. For the purposes of this Section 3.3 only, the term “First Commercial Sale” shall mean the first sale by Company, its Affiliates or a sublicensee, whether at retail, wholesale or otherwise, of any Licensed Product following marketing approval in the country of sale to a third party that is not an Affiliate or a sublicensee (a “Commercial Sale”). The following are not Commercial Sales: (i) a transfer or sale by Company to a sublicensee hereunder or by a sublicensee hereunder to another such sublicensee, unless any such sublicensee is the end user of the Licensed Product, in which case such transfer shall be deemed to be a Commercial Sale; (ii) a transfer by Company, or any Affiliate or any sublicensee hereunder, to a third party for purposes of clinical trials, as free samples, or under compassionate use, patient assistance, named patient or other similar programs or studies where the Licensed Product is supplied and/or delivered without charge, or for other testing, or a commercially reasonable number of units of Licensed Product transferred for no consideration for marketing purposes (e.g., samples), but not for resale by the third party; (iii) the use of Licensed Product by Company or any of its Affiliates or sublicensees for research and development purposes; or (iv) sales made to a distributor prior to commercial launch of a Licensed Product, until the earlier of such time as Company recognizes the revenue for such transfers pursuant to US GAAP or such time as the distributor makes any sale of such Licensed Product.

For clarity, each time a milestone is achieved with respect to a Licensed Product, then any other milestone payments with respect to earlier milestones that have not yet been paid will be due and payable together with the milestone payment for the milestone that is actually achieved. For additional clarity, milestones are due and payable on Licensed Products and on products that, upon FDA approval, would become Licensed Products.

With Penn’s written concurrence and consent, Company may substitute issuance to Penn of Company’s common stock for up to 100% of any of the payments described above in this Section 3.3. If Company requests such option and Penn agrees, the common stock issued to Penn would be based on the payment amount(s) that are eliminated by such issuance and the fair market value of the Company’s common stock as determined in good faith by the Company’s Board of Directors. In connection with any such issuance, Penn will enter into a stock purchase agreement with Company on terms and conditions substantially the same as the terms and conditions of Company’s other most recent financing agreements, and such other documents as the parties mutually agree (“Equity Document(s)”).

3.3 Earned Royalties. In partial consideration of the License, Company will pay to Penn a royalty on Net Sales of Licensed Products on a country-by-country basis on the following terms: if Licensed Product achieves Orphan Designation1, Company will pay to Penn a royalty for so long as such Orphan Designation is in effect on a country-by-country basis of [**] percent ([**]%) of Net Sales during the Quarter, if Licensed Product does not achieve Orphan Designation or if Orphan Designation expires, Company will pay to Penn a royalty on a country-by-country basis of [**] percent ([**]%) of Net Sales during the Quarter. Earned royalty payments shall be due and payable regardless of whether they are triggered by Company, its Affiliates and or its Sublicensees. Company has the right to reduce royalty payments hereunder by amounts paid to third parties for licenses to third party IP by up to [**]% on a country-by-country basis, if a license to third party IP is required to sell a Licensed Product. In no event shall royalties to Penn be reduced below [**]% in any country.

3.4 Sublicense Fees. In partial consideration of the License, Company will pay to Penn sublicense fees as per the table below of the sum of all payments plus the fair market value of all other consideration of any kind, received by Company from non-Affiliate sublicensees in consideration for the grant of the sublicense during the Quarter (“Sublicense Fees”), other than: (a) royalties paid to Company by a sublicensee based upon Sales or Net Sales by the sublicensee; (b) equity investments in Company by a sublicensee up to the amount of the fair market value of the equity purchased on the date of the investment; (c) loan proceeds paid to Company by a sublicensee in an arms-length, full recourse debt financing to the extent that such loan is not forgiven; and (d) sponsored research funding paid to Company by a sublicensee in a bona fide transaction for future research to be performed by Company.

DATE SUBLICENSE GRANTED	% OF CONSIDERATION PAYABLE
[**]	[	**]
[**]	[	**]
[**]	[	**]

[1]	Orphan Designation (or sometimes “orphan status”) is a special status that is granted to a drug or biological product to treat a rare disease or condition upon request of the Company. For a drug to qualify for orphan designation both the drug and the disease or condition must meet certain criteria specified in the Orphan Drug Act and FDA’s implementing regulations at 21 CFR Part 316. For purposes of the Agreement, Orphan Designation shall mean that the FDA or other foreign regulatory body has granted the Company market exclusivity with respect to the Licensed Product.

Notwithstanding anything to the contrary herein, Company shall be permitted to sublicense or otherwise transfer its rights under this Agreement to any subsidiary or Affiliate of the Company and no sublicense fees shall be payable in respect of such transactions. Furthermore, in the event that the sublicense granted above involves the sublicense of additional technologies or patent rights, Penn and Company will in good faith mutually agree upon the allocation of any Sublicense Fees such that the amount of consideration payable to Penn in respect of the grant of the Sublicense is attributable to the Patent Rights granted hereunder. Any dispute regarding the allocation of any Sublicense Fees shall be determined in accordance with Section 13.11.

3.5 Related Definitions. The term “Sale” means any bona fide transaction for the sale, use, lease, transfer or other disposition of a Licensed Product to a third party for which consideration is received or expected by Company or its Affiliate or sublicensee. A Sale is deemed completed at the time that Company or its Affiliate or sublicensee invoices, ships or receives payment for a Licensed Product, whichever occurs first. The term “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1. The term “Net Sales” means the consideration received or expected from, or the fair market value attributable to, each Sale, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Company or its Affiliates or sublicensees. For purposes of determining Net Sales, the words “fair market value” mean the cash consideration that Company or its Affiliates or sublicensees would realize from an unrelated buyer in an arms’ length sale of an identical item sold in the same quantity and at the time and place of the transaction. The term “Qualifying Costs” means: (a) customary trade, cash and quantity discounts and inventory management fees paid to wholesalers and distributors; (b) credits, chargebacks, retroactive price reductions, rebates, refunds or claims or returns that do not exceed the original invoice amount; (c) outbound transportation expenses and transportation insurance premiums; (d) sales and use taxes, tariffs, customs duties, excises and other taxes and fees imposed by and indefeasibly paid to a governmental agency (other than taxes on income), (e) negotiated payments made to private sector and government third party payors (e.g., PBMs, HMOs and PPOs) and purchasers/providers (e.g., staff model HMOs, hospitals and clinics), regardless of the payment mechanism, including without limitation rebate, chargeback and credit mechanisms; and (f) discounts under discount prescription drug programs and reductions for coupon and voucher programs.

4 REPORTS AND PAYMENTS

4.1 Royalty Reports. Within [**] days after the end of each Quarter following the First Commercial Sale, Company will deliver to Penn a report, certified on behalf of the Company by the chief financial officer of Company, detailing the calculation of all royalties, fees and other payments due to Penn for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product, by country: (a) the number of units of Licensed Products constituting Sales; (b) the gross consideration invoiced, billed or received for Sales; (c) Qualifying Costs, listed by category of cost; (d) Net Sales; (e) the royalties, fees and other payments owed to Penn, listed by category; and (f) the computations for any applicable currency conversions. Each royalty report will be substantially in the form of the sample report attached as Exhibit E.

4.2 Payments. Company will pay all royalties due to Penn under Section 3.2 within [**] days after the end of the Quarter in which the royalties accrued along with any diligence payments due under Section 2.4.

4.3 Records. Company will maintain, and will cause its Affiliates and sublicensees to maintain, complete and accurate books, records and related background information to verify Sales, Net Sales, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 4.1. The records for each Quarter will be maintained for at least [**] years after submission of the applicable report required under Section 4.1.

4.4 Audit Rights. Upon reasonable prior written notice to Company, Company and its Affiliates and sublicensees will provide an independent accounting firm designated by Penn and reasonably acceptable to Company, which independent accounting firm shall be required to enter into a reasonable confidentiality agreement with Company with access to all of the books, records, key personnel and related background information required to conduct a review or audit of Sales, Net Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate such review or audit without unreasonable disruption to Company’s business; and (c) no more than [**] during the Term (as defined below) and for a period of [**] years thereafter. Penn’s independent accounting firm will disclose to Penn the discrepancies in the amounts paid by Company to Penn identified in such review or audit and such underlying books, records or background information necessary or useful in such determination. Company will promptly pay to Penn the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Company has underpaid any payment by [**] percent ([**]%) or more, then Company will also promptly pay the costs and expenses of Penn and its accountants in connection with the review or audit.

4.5 Information Rights. In the event that, in response to a proposal from Company, Penn elects to receive equity in Company, then, thereafter, until the earlier of the closing of the Company’s initial public offering or such time as Penn, no longer holds such equity, Company will provide to Penn, at least as frequently as the following reports are distributed to the Board of Directors or management of Company, copies of: (a) all Board and managerial reports that relate to the Patent Rights or the Licensed Product; and (b) all business plans, projections and financial statements for Company that are distributed to the Board of Directors or management of Company to the extent the same relate to the Patent Rights or the Licensed Product.

4.6 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If Company receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by Company, and (b) the conversion computation will be documented by Company in the applicable report delivered to Penn under Section 4.1.

4.7 Place of Payment. All payments by Company are payable to “The Trustees of the University of Pennsylvania” and will be made to the following addresses:

By ACH/Wire:	By Check (direct mail):	By Check (lockbox):
[**]	The Trustees of the University of Pennsylvania c/o Penn Center for Innovation Attention: Financial Coordinator	The Trustees of the University of Pennsylvania c/o Penn Center for Innovation PO Box 785546 Philadelphia, PA 19178-5546

4.8 Interest. All amounts that are not paid by Company when due will accrue interest from the date due until paid at a rate equal to [**] percent ([**]%) per month (or the maximum allowed by law, if lower).

5 CONFIDENTIALITY AND USE OF PENN’S NAME

5.1 Confidentiality Agreement. If Company and Penn entered into one or more Confidential Disclosure Agreements prior to the Effective Date, then such agreements will continue to govern the protection of confidential information under this Agreement, and each Affiliate and sublicensee of Company will be bound to Company’s obligations under such agreements. If, however, no Confidential Disclosure Agreement has been entered into between Company and Penn prior to the Effective Date, then in connection with the execution of this Agreement, the parties will enter into a Confidential Disclosure Agreement substantially similar to Penn’s standard form. The term “Confidentiality Agreement” means all Confidential Disclosure Agreements between the parties that remain in effect after the Effective Date.

5.2 Other Confidential Matters. Penn is not obligated to accept any confidential information from Company, except for the reports required by Sections 2.1, 4.1, 4.4 and 6.6. Penn, acting through its Penn Center for Innovation and finance offices, will use reasonable efforts not to disclose to any third party outside of Penn any confidential information of Company contained in those reports other than Penn’s, accountants and advisors under appropriate confidentiality obligations, for so long as such information remains confidential. Penn will bear no responsibility for maintaining the confidentiality of any other information of Company.

5.3 Use of Name. Company and its Affiliates, sublicensees, employees, and agents may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Pennschool, organization, employee, student or representative, without the prior written consent of such Institution(s).

6 TERM AND TERMINATION

6.1 Term. This Agreement will commence on Effective Date and terminate upon expiration or abandonment of the last patent or patent application to expire or become abandoned of the Patent Rights (the “Term”).

6.2 Early Termination by Company. Company may terminate this Agreement at any time effective upon completion of each of the following conditions: (a) providing at least sixty (60) days’ prior written notice to Penn of such intention to terminate; (b) ceasing to make, have made, use, import, offer for sale and sell all Licensed Products; (c) terminating all sublicenses and causing all Affiliates and sublicensees to cease making, having made, using, importing, offering for sale and selling all Licensed Products; and (d) paying all amounts then owed to Penn, as applicable, under this Agreement and any Sponsored Research Agreement between Company, through the effective date of termination.

6.3 Early Termination by Penn. Penn may terminate this Agreement if: (a) Company is more than [**] days late in paying to Penn,, as applicable, any amounts owed under this Agreement and does not pay Penn, as applicable, in full, including accrued interest, within [**] days following written notice of such payment default (a “Payment Default”); (b) other than a Payment Default, Company or its Affiliate or sublicensee breaches this Agreement and does not cure the breach within [**] days after written notice of the breach; or (c) Company or its Affiliate or sublicensee experiences a Trigger Event.

6.4 Trigger Event. The term “Trigger Event” means any of the following: (a) in the event that Penn receives equity in Company under this Agreement, a material default by Company under any Equity Document, to the extent applicable, that is not cured within any cure period specified in the Equity Document(s), or within thirty (30) days of written notice, if no cure period is specified; (b) Company (i) becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt, (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver or trustee for it or its property and, if appointed without its consent, such appointment is not discharged within thirty (30) days, (v) makes an assignment for the benefit of creditors, or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors and, if contested by it, not dismissed or stayed within ten (10) days; (c) the institution or commencement by Company or its Affiliates of any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors; (d) the entering of any order for relief relating to any of the proceedings described in Section 6.4(b) or (c) above; (e) the calling by Company or its Affiliates of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (f) the act or failure to act by Company or its Affiliates indicating its consent to, approval of or acquiescence in any of the proceedings described in Section 6.4(b) – (c) above; (g) dissolution of Company; or (h) the commencement by Company of any action against Penn, including an action for declaratory judgment, to declare or render invalid or unenforceable the Patent Rights, or any claim thereof.

6.5 Effect of Termination. Upon the termination of this Agreement for any reason: (a) the License terminates; (b) Company and, subject to Section 1.5(c), all its Affiliates and sublicensees will cease all making, having made, using, importing, offering for sale and selling all Licensed Products, except to extent permitted by Section 6.6; (c) Company will pay to Penn all amounts, including accrued interest, owed to Penn under this Agreement related to the Patent Rights, through the date of termination, including royalties on Licensed Products invoiced or shipped through the date of termination and any sell off period permitted by Section 6.6, whether or not payment is received prior to termination or expiration of the sell off period permitted by Section 6.6; (d) Company will, at Penn’s request, return to Penn all confidential information of Penn; and (e) in the case of termination under Section 6.3, all duties of Penn and all rights (but not duties) of Company under this Agreement immediately terminate without further action required by either Penn or Company.

6.6 Inventory & Sell Off. Upon the termination of this Agreement for any reason, Company will cause physical inventories to be taken immediately of: (a) all completed Licensed Products on hand under the control of Company or its Affiliates or sublicensees; and (b) such Licensed Products as are in the process of manufacture and any component parts on the date of termination of this Agreement. Company will deliver promptly to Penn a copy of the written inventory, certified by an officer of the Company. Upon termination of this Agreement for any reason, Company will promptly remove, efface or destroy all references to Penn from any advertising, labels, web sites or other materials used in the promotion of the business of Company or its Affiliates or sublicensees, and Company and its Affiliates and sublicensees will not represent in any manner that it has rights in or to the Patent Rights or the Licensed Products. Upon the termination of this Agreement for any reason other than pursuant to Section 6.3, Company may sell off its inventory of Licensed Products existing on the date of termination for a period of [**] months and pay Penn royalties on Sales of such inventory within [**] days following the expiration of such [**] month period.

6.7 Survival. Company’s obligation to pay all amounts, including accrued interest, owed to Penn under this Agreement will survive the termination of this Agreement for any reason. Sections 13.6, 13.9, 13.10 and 13.11 and Articles 4, 5, 6, 9, 10 and 11 will survive the termination of this Agreement for any reason in accordance with their respective terms.

7 PATENT PROSECUTION AND MAINTENANCE

7.1 Patent Control. Penn controls the preparation, prosecution and maintenance of the Patent Rights and the selection of patent counsel, with input from Company. For purposes of this Article 7, the word “maintenance” includes any interference negotiations, claims, or proceedings, in any forum, brought by Penn, Company, a third party, or the United States Patent and Trademark Office relating to the Patent Rights, and any requests by Penn or Company that the United States Patent and Trademark Office reexamine or reissue any patent in the Patent Rights.

7.2 Payment and Reimbursement. Within [**] days after the Effective Date, Company will reimburse Penn for all historically accrued attorneys fees, expenses, official fees and all other charges accumulated prior to the Effective Date incident to the preparation, filing, prosecution and maintenance of the Patent Rights, which as of the date hereof are approximately $[**]. Company will reimburse Penn for all documented attorneys’ fees, expenses, official fees and all other charges accumulated on or after the Effective Date incident to the preparation, filing, prosecution, and maintenance of the Patent Rights, within [**] days after Company’s receipt of invoices for such fees, expenses and charges. Penn reserves the right to require the Company to provide a deposit in advance of incurring out of pocket patent expenses estimated by counsel to exceed $[**]. If Company fails to reimburse patent expenses under Section 7.2, or provide a requested deposit with respect to a Patent Right, then Penn will be free at its discretion and expense to either abandon such applications or patents related to such Patent Right or to continue such preparation, prosecution and/or maintenance activities, and any patent rights associated with such patent action will be automatically excluded from the term “Patent Rights” hereunder, on a patent by patent or country by country basis, as applicable.

8 INFRINGEMENT

8.1 Notice. Company and Penn will notify each other promptly of any infringement of the Patent Rights that may come to their attention. Company and Penn will consult each other in a timely manner concerning any appropriate response to the infringement. Except as provided under Section 8.2, Penn shall have the sole right to determine any appropriate response to the infringement.

8.2 Prosecution of Infringement. During such time as Company is the sole licensee under the Patent Rights, Company may prosecute any infringement of the Patent Rights at Company’s expense, including defending against any counterclaims or cross claims brought by any party against Company or Penn regarding the Patent Rights and defending against any claim that the Patent or Patent Rights are invalid in the course of any infringement action or in a declaratory judgment action. Penn reserves the right to intervene voluntarily and join Company in any such infringement litigation. If Penn chooses not to intervene voluntarily, but Penn is a necessary party to the action brought by Company, then Company may join Penn in the infringement litigation. If Company decides not to prosecute any infringement of the Patent Rights, then Penn may elect to prosecute such infringement independently of Company in Penn’s sole discretion.

8.3 Cooperation. In any litigation under this Article 8, either party, at the request and sole expense of the other party, will cooperate to the fullest extent reasonably possible. This Section 8.3 will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction. If, however, either party is required to undertake any activity, including legal discovery, in any litigation or potential litigation (other than litigation or potential litigation to which Penn is a voluntary party) brought by, or otherwise related to Company in accordance with this Article 8 as a right of lawful process of a court of competent jurisdiction, then, subject to Section 8.4, Company will pay all expenses incurred by Penn in undertaking such required activities.

8.4 Control of Litigation. Company may control any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which Penn is not a party, including the selection of counsel, all with input from Penn, provided that Company is the sole licensee under the Patent Rights. Penn controls any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in all other instances, including where Penn has elected to prosecute the infringement independently of Company or has voluntarily or involuntarily joined Company in the infringement litigation, including the selection of counsel, all with input from Company. Company must not settle or compromise any such litigation in a manner that imposes any obligations or restrictions on Penn or grants any rights to the Patent Rights, other than any permitted sublicenses, without Penn’s prior written permission. In all instances in which Penn is a party, Penn reserves the right to select its own counsel. If Penn is involuntarily joined as a party, Penn may elect to be represented by Company’s counsel at Company’s expense if Company is a party to such litigation or potential litigation and retains the right to select its own counsel, but will be responsible for all litigation expenditures with respect to any such separate representation as set forth in Section 8.5; provided that if in any litigation or potential litigation brought by, or otherwise related to, Company, its Affiliates or sublicensees, the interests of Penn and Company are so adverse as to prohibit counsel from jointly representing Penn and Company, Company shall be responsible for all litigation expenditures of such separate representation of Penn.

8.5 Recoveries from Litigation. If Company prosecutes any infringement claims either without Penn as a party or with Penn involuntarily joined as a party, then Company will reimburse Penn for Penn’s litigation expenditures, including any attorneys’ fees, expenses, official fees and other charges incurred by Penn, even if there are no financial recoveries from the infringement action. Company will reimburse Penn within [**] days after receiving each invoice from Penn. After reimbursing Penn for its expenditures, Company will use the financial recoveries from such claims, if any, (a) first, to reimburse Company for its litigation expenditures; and (b) second, shared Company [**] percent ([**]%) and Penn [**] percent ([**]%). If Company prosecutes any infringement claims with Penn joined as a voluntary party, then any financial recoveries from such claims will be (x) first, shared between Company and Penn in proportion with their respective shares of the aggregate litigation expenditures by Company and Penn; and (y) second, shared equally by Company and Penn as to any remainder after Company and Penn have fully recovered their aggregate litigation expenditures. If Penn prosecutes any infringement claims independent of Company, then Penn will prosecute such infringement at Penn’s expense, will reimburse Company for Company’s litigation expenditures, including any attorney’s fees, expenses, official fees and other charges to the extent incurred by Company in cooperating with Penn at Penn’s request in prosecuting such claims and will retain the balance of any financial recoveries in their entirety.

9 DISCLAIMER OF WARRANTIES

9.1 Disclaimer. THE PATENT RIGHTS, LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS. PENN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON-INFRINGEMENT OR TITLE.

10. LIMITATION OF LIABILITY

10.1 Limitation of Liability. PENN WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM COMPANY’S OR ITS AFFILIATES’ OR SUBLICENSEES’ USE OF THE PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; OR ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS. PENN WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND. EXCEPT FOR COMPANY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 11 OF THIS AGREEMENT, COMPANY WILL NOT BE LIABLE TO PENN, CU, OR UFLA OR TO ANY THIRD PARTY, FOR ANY LOST PROFITS, BUSINESS INFORMATION OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

11. INDEMNIFICATION

11.1 Indemnification. Company will defend, indemnify, and hold harmless each Indemnified Party from and against any and all Liabilities with respect to an Indemnification Event. The term “Indemnified Party” means each of Penn and its trustees, officers, faculty, students, employees, contractors, and agents. The term “Liabilities” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party. The term “Indemnification Event” means (a) any Claim by a third party against one or more Indemnified Parties arising out of or resulting from the development, testing, use, manufacture, promotion, sale or other disposition of any Patent Rights or Licensed Products by Company, its Affiliates, sublicensees, assignees or vendors or third parties, including, but not limited to, (x) any product liability or other Claim of any kind related to use by a third party of a Licensed Product, (y) any Claim by a third party that the practice of any of the Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party, and (z) any Claim by a third party relating to clinical trials or studies for Licensed Products; (b) any Claim by a third party against one or more Indemnified Parties arising out of or resulting from any material breach of this Agreement by Company or its Affiliates or sublicensees; and (c) the enforcement of this Article 11 by any Indemnified Party. The term “Claim” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands.

11.2 Reimbursement of Costs. Company will pay directly all Liabilities incurred for defense or negotiation of any Claim pursuant to this Article 11 or will reimburse Penn for all documented Liabilities incident to the defense or negotiation of any Claim pursuant to this Article 11 within [**] days after Company’s receipt of invoices for such fees, expenses and charges.

11.3 Control of Litigation. Company controls any litigation or potential litigation involving the defense of any Claim pursuant to this Article 11, including the selection of counsel, with input from Penn. Penn reserves the right to protect its interest in defending against any Claim pursuant to this Article 11 by selecting its own counsel, with any attorneys’ fees and litigation expenses paid for by Company, pursuant to Sections 11.1 and 11.2 unless Penn takes such action due to a conflict of interest that makes separate representation of Penn and Company necessary, in which case Company will pay such attorneys’ fees and litigation expenses.

11.4 Other Provisions. Company will not settle or compromise any Claim pursuant to this Article 11 giving rise to Liabilities in any manner that imposes any restrictions or obligations on Penn or grants any rights to the Patent Rights or the Licensed Products, other than permitted sublicenses, without Penn’s prior written consent. If Company fails or declines to assume the defense of any Claim pursuant to this Article 11 within [**] days after notice of such Claim, or fails to reimburse an Indemnified Party for any Liabilities pursuant to Sections 11.1 and 11.2 within the [**] day time period set forth in Section 11.2, then Penn may assume the defense of such Claim for the account and at the risk of Company. The indemnification rights of the Indemnified Parties under this Article 11 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

12. INSURANCE

12.1 Coverages. Company will procure and maintain insurance policies for coverages with respect to personal injury, bodily injury and property damage arising out of Company’s performance under this Agreement and reasonably adequate to fulfill any potential obligation to the Indemnified Party but not less than: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of $[**] per occurrence and $[**] in the aggregate; (b) prior to the commencement of clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of $[**] combined single limit per occurrence and in the aggregate; and (c) prior to the Sale of the first Licensed Product, product liability coverage, in a minimum amount of $[**] combined single limit per occurrence and in the aggregate. The required minimum amounts of insurance do not constitute a limitation on Company’s liability or indemnification obligations to Penn under this Agreement.

12.2 Other Requirements. The policies of insurance required by Section 12.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name Penn as an additional insured with respect to Company’s performance under this Agreement. Company will provide Penn with insurance certificates evidencing the required coverage within [**] days after the Effective Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify Penn in writing at least [**] days prior to the cancellation or material change in coverage.

13. ADDITIONAL PROVISIONS

13.1 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.

13.2 No Discrimination. Neither Penn nor Company will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

13.3 Compliance with Laws. Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, Company will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency. Penn does not represent that no license is required, or that, if required, the license will issue.

13.4 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

13.5 Assignment & Hypothecation. Company may not assign this Agreement or any part of it, either directly or by merger or operation of law, without the prior written consent of Penn, provided that Company may assign this Agreement to an Affiliate, or to a third party that is an entity that (together with its affiliates) had one billion U.S. dollars or more in worldwide drug product revenues in the calendar year most recently completed as of the date of such assignment in connection with a sale or transfer of all or substantially all of Company’s business or assets, provided that: (a) the assignee agrees in writing to be legally bound by this Agreement and to deliver to Penn an updated Development Plan within [**] days after the closing of the proposed transaction; (b) Company provides Penn with a copy of assignee’s undertaking ; and (c) Company is not in breach under the terms and conditions of, and has paid all amounts owed to Penn under, this Agreement as of the date of such assignment. Any permitted assignment will not relieve Company of responsibility for performance of any obligation of Company that has accrued at the time of the assignment. Company will not grant a security interest in the License or this Agreement during the Term, except in connection with a royalty sale or similar royalty monetization transaction. Any prohibited assignment or security interest will be null and void.

13.6 Notices. Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the party’s respective notice address listed on the signature page, and delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested.

13.7 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

13.8 Headings & Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

13.9 Governing Law. This Agreement will be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions.

13.10 Dispute Resolution. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the parties are unable to resolve the dispute amicably, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania with respect to all disputes arising under this Agreement.

13.11 Arbitration. The parties hereby agree that in the event the parties are unable to resolve a dispute relating to the allocation of Sublicense Fees or related to Failure, the parties will, upon the written request of either party, submit such dispute to binding arbitration under the Rules of Arbitration of International Chamber of Commerce (“ICC”). Unless the parties agree otherwise, the number of arbitrators shall be three, and all three shall be independent, neutral, and experienced in the pharmaceutical and biotechnology industries. One such arbitrator shall be appointed by each party within [**] business days of the initiation of arbitration under this

Agreement, and the third such arbitrator shall be selected by mutual agreement of the two such arbitrators selected by the parties. To the extent three such arbitrators are not selected within [**] days of the initiation of arbitration hereunder, such arbitrators shall be appointed by the International Court of Arbitration of the ICC. The place of arbitration will be Philadelphia, Pennsylvania. The language of the arbitration will be in English. Prior to the commencement of hearings, each of the arbitrators appointed must provide an oath of undertaking of impartiality. Judgment upon the award rendered by the arbitrators may be entered into any court having competent jurisdiction. The cost of any such arbitration will be divided equally between the parties, with each party bearing its own attorneys’ fees and costs. The arbitration proceedings and the decision of the arbitrators will be kept confidential by the parties and the arbitrators. Such arbitration shall be a “baseball” type arbitration, meaning that, following all permitted discovery and in accordance with procedures otherwise determined by the arbitrators, each party shall prepare a written report setting forth its final position with respect to the substance of the dispute and the arbitrators shall then select one of the party’s positions as his or her final decision. The arbitrators shall not have authority to render any substantive decision other than to so select the position of either Penn or Company.

13.12 Integration. This Agreement with its Exhibits contains the entire agreement between the parties with respect to the Patent Rights and the License and supersedes all other oral or written representations, statements, or agreements with respect to such subject matter.

13.13 Press Release. Promptly upon execution of this Agreement, the Company and Penn will issue a press release as mutually agreed upon by the parties.

[Remainder of Page Intentionally Blank- Signatures on Following Page]

Each party has caused this Agreement to be executed by its duly authorized representative.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA		SPARK THERAPEUTICS, INC.

By:	/s/ John S. Swartley	By:	/s/ Jeffrey D. Marrazzo
Name:	John S. Swartley, PhD	Name:	Jeffrey D. Marrazzo
Title:	Executive Director,	Title:	Co-Founder and CEO
Penn Center for Innovation

Address:	Penn center for Innovation	Address:
	University of Pennsylvania	3737 Market Street, Suite 1300
	3160 Chestnut Street, Suite 200	Philadelphia, PA 19104
Philadelphia, PA 19104-6283
Attention: Executive Director

Required copy to:	University of Pennsylvania
Office of General Counsel
133 South 36th Street, Suite 300
Philadelphia, PA 19104-3246
Attention: General Counsel

EXHIBIT INDEX

Exhibit A	Patents and Patent Applications in Patent Rights

Exhibit B	Minimum Contents of Development Plan

Exhibit C	Common Stock Purchase and Restricted Stock Agreement

Exhibit D	Adoption Agreement to Voting Agreement

Exhibit E	Format of Royalty Report

Exhibit A

Patents and Patent Applications in Patent Rights

Tech ID: X5873 Serial No.	Patent No.		App Type		File Date		Status		Country		Issue Date
[**]	[	**]	[	**]	[	**]	[	**]	[	**]	[	**]
[**]	[	**]	[	**]	[	**]	[	**]	[	**]	[	**]
[**]	[	**]	[	**]	[	**]	[	**]	[	**]	[	**]

Exhibit B

Minimum Contents of Development Plan

The initial Development Plan and each update to the Development Plan will include, at a minimum, the following information:

•	The date of the Development Plan and the reporting period covered by the Development Plan.

•	Identification and nature of each active relationship between Company and its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Patent Rights

•	Significant projects completed during the reporting period by Company or its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Patent Rights.

•	Significant projects currently being performed by Company or its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Patent Rights.

•	Future projects expected to be undertaken during the next reporting period by Company or its Affiliates, sublicensees or subcontractors in the research, development or commercialization of Licensed Products or Patent Rights.

•	Projected timelines to product launch of each Licensed Product prior to first Sale.

•	Projected annual Net Sales for each Licensed Product after first Sale.

•	Significant changes to the current Development Plan since the previous Development Plan and the reasons for the changes.

•	Significant assumptions underlying the Development Plan and the future variables that may cause significant changes to the Development Plan.

•	Copies of all reports required by Section 4.1 of this Agreement that have not already been delivered to Penn.

Exhibit C

COMMON STOCK ISSUANCE

AND RESTRICTED STOCK AGREEMENT

THIS COMMON STOCK ISSUANCE AND RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the 2nd day of December, 2014 by and among Spark Therapeutics, Inc., a Delaware corporation (the “Company”), and The Trustees of the University of Pennsylvania, a Pennsylvania non-profit corporation (the “Purchaser”).

WHEREAS, the Purchaser possesses certain patent rights, technology and expertise with respect to a proviral plasmid (the “Plasmid”) that may be useful in the manufacture of Company’s gene therapy product candidates for the treatment of Choroideremia (“CHM”);

WHEREAS, the Company is focused on developing product candidates treating a variety of genetic disesases, including CHM; and

WHEREAS, the Company and the Purchaser are entering into an Exclusive License Agreement (the “License Agreement”) on the date hereof, pursuant to which the Company will (i) obtain certain rights to, among other things, the Plasmid from the Purchaser, and (ii) issue the Purchaser shares of its Common Stock, par value $0.001 per share (the “Common Stock”) in accordance with the terms of this Agreement, which shares of Common Stock will be subject to forfeiture as set forth in this Agreement. Unless otherwise defined herein, capitalized terms shall have their respective meanings as set forth in the License Agreement.

The parties hereby agree as follows:

1. Issuance of Common Shares; Closing.

1.1 On or prior to the Closing, the Company shall have authorized the issuance to the Purchaser of one million (1,000,000) shares of Common Stock (the “Shares”) in accordance with the terms of this Agreement.

1.2 The issuance of the Shares shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., on December 2, 2014, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place is designated as the “Closing”). At the Closing and in consideration of the execution and delivery of the License Agreement by the Purchaser to the Company, the Company shall issue to the Purchaser a certificate in the name of the Purchaser for the Shares. The Purchaser agrees that the Shares shall be subject to the restrictions on transfer set forth in Section 4 of this Agreement and shall be subject to forfeiture in accordance with the vesting schedule outlined in Section 7 hereof. At the Closing, Purchaser shall executed and deliver to Company the Adoption Agreement to that certain Voting Agreement, dated May 23, 2014, by and among the Company and stockholders of the Company (the “Voting Agreement”).

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that the following representations are true and complete as of the date of the Closing.

2.1. Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted or proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect.

2.2. Capitalization. The authorized capital stock of the Company consists, immediately prior to the execution of this Agreement, of: 95,700,000 shares of Common Stock, 30,451,611 shares of which are issued and outstanding; 5,000,000 shares of Preferred Stock have been designated Series A Preferred Stock, all of which are issued and outstanding; 45,186,334 shares of Preferred Stock have been designated Series B Preferred Stock, all of which are issued and outstanding. All of the outstanding shares of capital stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company has reserved 12,716,496 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2014 Stock Incentive Plan. Of such reserved shares of

Common Stock, as of November 30, 2014, 10,043,002 options to purchase shares have been granted and are currently outstanding, and 2,327,062 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the 2014 Stock Incentive Plan.

2.3. Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance of the Shares has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4. Valid Issuance of Shares. The Shares, when issued and sold in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the applicable governmental filings with respect to the transactions contemplated by this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1. Authorization. The Purchaser has full power and authority to enter into this Agreement. When executed and delivered by the Purchaser, this Agreement shall constitute valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2. Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3. Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.4. Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Shares into which it may be converted, for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5. No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6. Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.7. No General Solicitation. Neither the Purchaser, nor any of its officers, managers, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4. Right of First Refusal.

4.1. If the Purchaser proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any Shares, then the Purchaser shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed transferee and state the number of such Shares the Purchaser proposes to transfer (the “Offered Shares”), the price per share and all other material terms and conditions of the transfer.

4.2. For 30 days following its receipt of such Transfer Notice, the Company shall have the option to purchase all or part of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Company elects to purchase all or part of the Offered Shares, it shall give written notice of such election to the Purchaser within such 30-day period. Within 10 days after the Purchaser’s receipt of such notice, the Purchaser shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares to be purchased by the Company, duly endorsed in blank by the Purchaser or with duly endorsed stock powers attached thereto, all in a form suitable for transfer of the Offered Shares to the Company. Promptly following receipt of such certificate or certificates, the Company shall deliver or mail to the Purchaser a check in payment of the purchase price for such Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice; and provided further that any delay in making such payment shall not invalidate the Company’s exercise of its option to purchase the Offered Shares.

4.3. If the Company does not elect to acquire any of the Offered Shares, the Purchaser may, within the 30-day period following the expiration of the option granted to the Company under Subsection 4.2 above, transfer the Offered Shares which the Company has not elected to acquire to the proposed transferee; provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Shares transferred pursuant to this Section 4 shall remain subject to this Agreement (including without limitation the right of first refusal set forth in this Section 4) and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

4.4. After the time at which the Offered Shares are required to be delivered to the Company for transfer to the Company pursuant to Subsection 4.2 above, the Company shall not pay any dividend to the Purchaser on account of such Offered Shares or permit the Purchaser to exercise any of the privileges or rights of a stockholder with respect to such Offered Shares, but shall, insofar as permitted by law, treat the Company as the owner of such Offered Shares.

4.5. The following transactions shall be exempt from the provisions of this Section 4:

(a) any transfer pursuant to an effective registration statement filed by the Company under the Securities Act; and

(b) the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 75% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

4.6. THE COMPANY MAY ASSIGN ITS RIGHTS TO PURCHASE OFFERED SHARES IN ANY PARTICULAR TRANSACTION UNDER THIS SECTION 4 TO ONE OR MORE PERSONS OR ENTITIES.

4.7. THE PROVISIONS OF THIS SECTION 4 SHALL TERMINATE UPON THE EARLIER OF THE FOLLOWING EVENTS:

(a) the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act; or

(b) the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 75% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

4.8. THE COMPANY SHALL NOT BE REQUIRED (I) TO TRANSFER ON ITS BOOKS ANY OF THE SHARES WHICH SHALL HAVE BEEN SOLD OR TRANSFERRED IN VIOLATION OF ANY OF THE PROVISIONS SET FORTH IN THIS AGREEMENT, OR (II) TO TREAT AS OWNER OF SUCH SHARES OR TO PAY DIVIDENDS TO ANY TRANSFEREE TO WHOM ANY SUCH SHARES SHALL HAVE BEEN SO SOLD OR TRANSFERRED.

5. Agreement in Connection with Initial Public Offering. The Purchaser agrees, in connection with the initial underwritten public offering of the Common Stock pursuant to a registration statement under the Securities Act, (i) not to (a) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock, whether any transaction described in clause (a) or (b) is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, during the period beginning on the date of the filing of such registration statement with the Securities and Exchange Commission and ending 180 days from the date of the final prospectus relating to the offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address Rule 2711(f) of the Financial Industry Regulatory Authority, Inc. or any similar or successor provision), and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering. The Company may impose stop-transfer instructions with respect to the shares of Common Stock or other securities subject to the foregoing restriction until the end of the “lock-up” period.

6. Restrictive Legends. All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to voting covenants set forth in a certain Voting Agreement between the corporation, the registered owner of these shares (or such owner’s predecessor in interest) and certain other stockholders, and restrictions on transfer, forfeiture and certain restrictions on public resale and transfer, including a market standoff restriction, as set forth in a certain Common Stock Issuance and Restricted Stock Agreement between the corporation and the registered owner of these shares (or such owner’s predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

7. Forfeiture of Shares; Adjustments for Stock Splits, Stock Dividends, etc.

7.1. Termination of License Agreement. In the event that the License Agreement is terminated for any reason other than Failure of the CHM Program, all of the Shares that are unvested (the “Unvested Shares”) on the date of such termination shall fully vest immediately and automatically. The term “Failure” shall have the meaning set forth in the License Agreement. In the event the License Agreement is terminated as a result of a Failure of the CHM Program, fifty percent (50%) of the Unvested Shares on the date of such termination shall vest immediately and automatically and the remaining Unvested Shares shall immediately and automatically be forfeited by Purchaser without payment by the Company therefor. Notwithstanding the foregoing, in the event that the License Agreement is not otherwise terminated on or before the tenth (10th) anniversary of the Effective Date of the License Agreement, any Unvested Shares shall fully vest immediately and automatically.

7.2. Vesting Schedule. The Shares shall vest in accordance with the vesting schedule set forth on Exhibit A hereto.

7.3. Stock Splits, Stock Dividends, etc.

(a) If from time to time there is any stock split, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, any and all new, substituted or additional securities to which the Purchaser is entitled by reason of his ownership of the Shares shall be immediately subject to the vesting schedule, the restrictions on transfer and the other provisions of this Agreement in the same manner and to the same extent as the Shares.

(b) Upon the occurrence of any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction, the rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such transaction in the same manner and to the same extent as they applied to the Shares under this Agreement. If, in connection with such a transaction, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Shares is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.

7.4. Escrow. The Purchaser shall, upon the execution of this Agreement, execute Joint Escrow Instructions in the form attached to this Agreement as Exhibit B. The Joint Escrow Instructions shall be delivered to the Secretary of the Company, as escrow agent thereunder. The Purchaser shall deliver to such escrow agent a stock assignment duly endorsed in blank, in the form attached to this Agreement as Exhibit C, and hereby instructs the Company to deliver to such escrow agent, on behalf of the Purchaser, the certificate(s) evidencing the Shares issued hereunder. Such materials shall be held by such escrow agent pursuant to the terms of such Joint Escrow Instructions.

8. Participation in Future Financing.

8.1. The Company hereby grants Purchaser the right, but not the obligation, to purchase up to $1,000,000 (although Purchaser may in its sole discretion elect to purchase less than such amount) of equity securities that the Company offers in its next round of preferred stock equity financing (the “New Securities”) following the date of this Agreement (a “Qualified Financing”), at a price per share and on other terms and conditions that are no less favorable to Purchaser than those upon which the New Securities are offered or sold by the Company to any other investor in such equity financing (such right, the “Participation Right”). Notwithstanding anything to the contrary herein, Purchaser shall not be entitled to designate a member of the Company’s Board of Directors in connection with any purchase of the New Securities.

8.2. The Company shall offer to sell the New Securities to Purchaser by sending written notice of such offer (a “New Securities Notice”) to Purchaser its above-referenced address; Attention: John Swartley; Fax Number (215) 898-9519. Any New Securities Notice shall describe the provisions of the New Securities in reasonable detail and shall specify the terms and conditions upon which they shall be sold by the Company. Purchaser may purchase the applicable amount of New Securities by sending written notice to the Company of Purchaser’s election to do so within ten (10) business days after receipt of the New Securities Notice. Any New Securities not purchased by Purchaser may thereafter be offered for sale and sold by the Company, on terms and conditions that are no less favorable to the Company than those specified in the New Securities Notice, at any time within one hundred twenty (120) days after the expiration of Purchaser’s ten day response period. If the Company desires to sell any New Securities on terms and conditions that are less favorable to the Company than those specified in the New Securities Notice at any time within one hundred twenty (120) days within the expiration of Purchaser’s ten-day response period, The Company shall offer such New Securities to Purchaser on the new terms and conditions pursuant to the terms hereof. The Company hereby covenants that it will not enter into any agreement that conflicts with the provisions of this Section 8.

8.3. Term. All agreements, covenants and restrictions contained in this Section 8 will terminate immediately upon the closing of the first to occur of (i) a underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company to the public and (ii) a sale of all or substantially all of the assets of the Company or the consolidation or merger of the Company, provided that the holders of the outstanding stock of the Company immediately prior to the closing of such sale, merger or consolidation hold, immediately after such closing, less than a majority in interest of the issued and outstanding shares of voting securities (as measured by voting power) of the corporation purchasing all or substantially all of the Company’s assets or of the corporation (including without limitation the Company) surviving or resulting from such merger or consolidation, as the case may be.

8.4. Assignability. Purchaser shall be permitted to assign its Participation Rights contained in this Section 8 to Osage University Partners (without any requirement to transfer the underlying Shares to Osage University Partners), provided, however, that Osage University Partners complies in all respects with the terms, conditions and provisions of this Agreement.

9. Miscellaneous.

9.1. Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

9.2. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3. Governing Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.6. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.6.

9.7. No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.8. Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Subsection 7.8 shall be binding upon the Purchaser and each transferee of the Shares, each future holder of all such Shares, and the Company.

9.9. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.10. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.11. Entire Agreement. This Agreement, the License Agreement and the Voting Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

9.12. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

9.13. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN WITNESS WHEREOF, the parties have executed this Common Stock Issuance and Restricted Stock Agreement as of the date first written above.

SPARK THERAPEUTICS, INC.

By:	/s/ Jeffrey D. Marrazzo
Name:	Jeffrey D. Marrazzo
Title:	Co-Founder and CEO

Address:	3737 Market Street, Suite 1300
Philadelphia, PA 19104

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:	/s/ John S. Swartley
Name:	John S. Swartley, Ph.D.
Title:	Associate Vice Provost for Research and
Executive Director, Penn Center for Innovation

Address:	Penn Center for Innovation
3160 Chestnut Street, Suite
200Philadelphia, Pa 19104
Attention: Executive Director

Required copy to:
University of Pennsylvania
Office of General Counsel
133 South 36th Street, Suite 300
Philadelphia, PA 19104-3246
Attention: General Counsel

Exhibit A

Vesting Schedule of Shares

[**]

Exhibit B

Spark Therapeutics, Inc.

Joint Escrow Instructions

December 2, 2014

Spark Therapeutics, Inc.

3737 Market Street, Suite 1300

Philadelphia, PA 19104

Attention: Secretary

Dear Sir:

As Escrow Agent for Spark Therapeutics, Inc., a Delaware corporation (the “Company”), and its successors in interest under the Common Stock Issuance and Restricted Stock Agreement (the “Agreement”) of even date herewith, to which a copy of these Joint Escrow Instructions is attached, and the undersigned entity (“Holder”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of the Agreement in accordance with the following instructions:

1.	Appointment. Holder irrevocably authorizes the Company to deposit with you any certificates evidencing Shares (as defined in the Agreement) to be held by you hereunder and any additions and substitutions to said Shares. For purposes of these Joint Escrow Instructions, “Shares” shall be deemed to include any additional or substitute property. Holder does hereby irrevocably constitute and appoint you as its attorney-in-fact and agent for the term of this escrow to execute with respect to such Shares all documents necessary or appropriate to make such Shares negotiable and to complete any transaction herein contemplated. Subject to the provisions of this Section 1 and the terms of the Agreement, Holder shall exercise all rights and privileges of a stockholder of the Company while the Shares are held by you.

2.	Closing of Purchase.

a.	Upon any purchase by the Company of the Shares pursuant to the Agreement, the Company shall give to Holder and you a written notice specifying the number of Shares to be purchased, the purchase price for the Shares, as determined pursuant to the Agreement, and the time for a closing hereunder (the “Closing”) at the principal office of the Company. Holder and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

b.	At the Closing, you are directed (i) to date the stock assignment form or forms necessary for the transfer of the Shares, (ii) to fill in on such form or forms the number of Shares being transferred, and (iii) to deliver the same, together with the certificate or certificates evidencing the Shares to be transferred, to the Company against the simultaneous delivery to you of the purchase price for the Shares being purchased pursuant to the Agreement.

3.	Withdrawal. The Holder shall have the right to withdraw from this escrow any Shares that have vested in accordance with the terms of the Agreement.

4.	Duties of Escrow Agent.

a.	Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

b.	You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact of Holder while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

c.	You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or entity, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. If you are uncertain of any actions to be taken or instructions to be followed, you may refuse to act in the absence of an order, judgment or decrees of a court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person or entity, by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

d.	You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

e.	You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder and may rely upon the advice of such counsel.

f.	Your rights and responsibilities as Escrow Agent hereunder shall terminate if (i) you cease to be Secretary of the Company or (ii) you resign by written notice to each party. In the event of a termination under clause (i), your successor as Secretary shall become Escrow Agent hereunder; in the event of a termination under clause (ii), the Company shall appoint a successor Escrow Agent hereunder.

g.	If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

h.	It is understood and agreed that if you believe a dispute has arisen with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

i.	These Joint Escrow Instructions set forth your sole duties with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into these Joint Escrow Instructions against you.

j.	The Company shall indemnify you and hold you harmless against any and all damages, losses, liabilities, costs, and expenses, including attorneys’ fees and disbursements, (including without limitation the fees of counsel retained pursuant to Section 4(e) above, for anything done or omitted to be done by you as Escrow Agent in connection with this Agreement or the performance of your duties hereunder, except such as shall result from your gross negligence or willful misconduct.

5.	Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto.

COMPANY:	Notices to the Company shall be sent to the address set forth in the salutation hereto, Attn: CEO

HOLDER:	Notices to Holder shall be sent to the address set forth below Holder’s signature below.

ESCROW AGENT:	Notices to the Escrow Agent shall be sent to the address set forth in the salutation hereto.

6.	Miscellaneous.

a.	By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions, and you do not become a party to the Agreement.

b.	This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Remainder of Page Intentionally Left Blank]

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed these Joint Escrow Instructions as of the day and year first above written.

Very truly yours,

Spark Therapeutics, Inc.

By:
Name:
Title:

HOLDER:

[ ]

By:
Name:
Title:

Address:

ESCROW AGENT:

Secretary

Exhibit C

(Stock Assignment Separate from Certificate)

FOR VALUE RECEIVED, [                    ] hereby sells, assigns and transfers unto                                            (            ) shares of Common Stock, $0.            par value per share, of [            ] (the “Corporation”) standing in its name on the books of the Corporation represented by Certificate(s) Number             herewith, and does hereby irrevocably constitute and appoint Wilmer Cutler Pickering Hale and Dorr LLP as attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated:

Printed Name:

Title:

NOTICE: The signature(s) to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration, enlargement, or any change whatever

Exhibit D

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on December 2, 2014, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of May 23, 2014 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants, or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐	As a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	As a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐	As a new Investor in accordance with Subsection 7.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	In accordance with Subsection 7.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock or Stock Options, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

ACCEPTED AND AGREED:

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA	SPARK THERAPEUTICS, INC.

By:	By:
Name and Title of Signatory

Address:	Title:

Facsimile Number:

Exhibit E

Format of Royalty Report

Licensee:	Agreement #
Inventor(s):	Patent #(s):
Period Covered:	Prepared By
From	Date
To	Approved By
Date

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	☐	Single Product Line Report
	☐	Multiple product Summary Report Page of pages
	☐	Product Line Detail:	Line:
Trade Name
Page

Report Currency:	☐ US Dollars	☐ Other (specify)

					Period Royalty Amount
Country	Gross Sales	Allowances	Net Sales	Royalty Rate	This Quarter	This Year to Date	This Quarter - Prior Year	Year to date Prior Year
					0
					0
					0
					0
					0
					0
					0
					0
					0
					0
					0
Total	0	0	0		0	0	0	0

Conversion rate if other than US Dollars	10

Royalties in US Dollars